UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2014 zulily, inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36188	27-1202150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Elliott Avenue, Suite 200
Seattle, Washington		98121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 779-5614

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Effective May 31, 2014, zulily, inc. (the “Company”) and IntelliSource, LLC (“IntelliSource”) entered into two master service agreements relating to management, operation and staffing of the Company’s fulfillment centers in Nevada and Ohio (collectively, the “Agreements”). The Company and IntelliSource had previously entered into a service agreement dated September 29, 2011 and a contractor agreement dated December 19, 2011 (collectively, the “Prior Agreements”) relating to similar matters. The Agreements and any statements of work delivered pursuant thereto supersede the Prior Agreements, except for any IntelliSource indemnification obligations in favor of the Company as of May 31, 2014.
Pursuant to the Agreements, the Company’s fulfillment centers will be managed and operated by the Company and staffed by both IntelliSource and Company employees. The Company may transition specified IntelliSource employees to full-time employment with the Company if certain conditions are satisfied.
Each Agreement has a three-year term and will automatically renew for an additional one-year term unless a party terminates at least 30 days prior to expiration of a term. Either party may terminate each Agreement for any reason upon 120 days’ notice until May 31, 2015, and upon 90 days’ notice thereafter. Either party may also terminate each Agreement upon 60 days’ notice for the other party’s uncured material breach or immediately if the other party dissolves, becomes insolvent or experiences a similar event. IntelliSource may terminate each Agreement immediately if an undisputed invoice remains unpaid for 30 days.
The foregoing description of the Agreements is a summary, is not complete and is qualified in its entirety by reference to the Agreements that will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarterly period ending June 29, 2014, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
Item 1.02 Termination of a Material Definitive Agreement.
The disclosure set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

zulily, inc.

Dated: June 5, 2014
	By:	/s/ Marc Stolzman
Marc Stolzman
Chief Financial Officer